FOR IMMEDIATE RELEASE
Contact:
Sean O’Connor
Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LECROY STRENGTHENS POSITION IN PROTOCOL SOLUTIONS

WITH ACQUISITION OF CATALYST ENTERPRISES, INC.

Company Significantly Broadens its Footprint in Serial Data Protocol Analyzers

Expects Catalyst to be Immediately Accretive to Earnings on a Non-GAAP Basis

CHESTNUT RIDGE, NY, October 2, 2006 – LeCroy Corporation (NASDAQ: LCRY) announced today that it has acquired Catalyst Enterprises, Inc., a manufacturer of data bus analysis and emulation tools for advanced serial data communications, for $30 million in cash and a $3.5 million note. The cash portion of the purchase price was funded from borrowings under the Company’s revolving credit facility. On a non-GAAP basis, LeCroy expects the transaction to be accretive to earnings in the first full quarter of combined operations. The Company also announced preliminary first-quarter fiscal 2007 financial results.

LeCroy Strengthens Position in Protocol Solutions

LeCroy expects that acquiring Catalyst will enable it to:

•	Broaden its line of Serial Data Protocol Analyzer Products
•	Add an immediately accretive business, on a non-GAAP basis, to accelerate its growth
•	Capitalize on growing enterprise customer demand in the network storage space
•	Penetrate the market for entry-level PCI Express solutions
•	Increase penetration of certain new customer and market segments
•	Leverage its existing sales channel relationships and direct sales force for Catalyst’s products
•	Leverage its R&D capabilities to enhance Catalyst’s technology

“With Catalyst, we are acquiring a highly complementary business that will be immediately accretive on a non-GAAP basis and will strengthen our position as leaders in protocol analysis,” said President and Chief Executive Officer Tom Reslewic. “We intend to build on our successful entry into this market, which began with the acquisition of CATC (now LeCroy’s Protocol Solutions Group) two years ago, by adding another engine to drive our growth. Catalyst will be integrated into our Protocol Solutions Group.”

“Catalyst’s roadmaps, product lines, branding strategies and distribution channels are complementary to LeCroy’s,” said Reslewic. “We have developed a strong presence in PCI Express and, most recently, PCI Express Gen2 with a successful line of high-end products for the computer space. Catalyst, meanwhile, has been successful penetrating the embedded PCI Express market with products designed for entry-level users. In the network storage market, Catalyst has achieved excellent penetration and developed strong customer relationships with a line of Serial ATA (SATA) and Serial Attached SCSI (SAS) products that focus on enterprise product developers. At the same time, LeCroy’s storage solutions have performed well with device and disk drive customers. In addition, Catalyst’s pipeline includes technology that is expected to significantly enhance LeCroy’s offerings in the USB and Wireless USB markets. By combining the LeCroy and Catalyst roadmaps and product lines and leveraging LeCroy’s channel relationships, we expect to significantly expand our footprint in both the computer and storage sides of the protocol analysis space while generating substantial savings in engineering and selling expense.”

“In short, Catalyst has done a great job in the last two years of rapidly growing its business by targeting complementary segments with complementary products,” said Reslewic. “Together, we will greatly extend the product line and the market reach of the combined entity.”

Catalyst founder and CEO Nader Saleh said, “Joining an industry leader like LeCroy is a tremendous opportunity for Catalyst. LeCroy’s Protocol Solutions business is a Bay Area corporate neighbor and a respected player in the serial data analysis market on which both our companies have focused since their inceptions. We expect significant short-term benefits for our customers through increased product breadth and feature sets and great long-term benefits due to the outstanding value generated by the combination of our companies. Together, the expectation is that LeCroy and Catalyst can roll out new products and grow faster within this market than either company could on its own.” Saleh will remain with LeCroy as the Protocol Solution Group’s Vice President of Technology.

Catalyst does not have audited financial statements and its financial statements were not prepared in accordance with U.S. GAAP. For the trailing 12 months ended September 30, 2006, on a cash basis, Catalyst’s revenues grew 65.1% to $10.4 million from $6.3 million during the prior 12-month period. Catalyst’s historical revenue may not be representative of what it would have been if it had been our subsidiary during that period. As of September 30, 2006, Catalyst had 28 employees.

“Catalyst has an outstanding team of employees and we look forward to welcoming them into the LeCroy family,” said Reslewic. “Protocol analysis is an important growth opportunity for LeCroy. The ability to draw upon Catalyst’s protocol solutions expertise will significantly enhance our ability to realize this potential. We are excited to be combining two leaders in complementary segments of this market, and we expect this combination to accelerate our growth and enhance our ability to achieve our strategic goals.”

Needham & Company, LLC acted as financial advisor to LeCroy on the transaction.

Preliminary First-Quarter Fiscal 2007 Financial Results

“For the first quarter of fiscal 2007, we expect to report revenues of approximately $36 million. We remain confident in our previously announced annual guidance for fiscal 2007 of $170 million to $180 million on an organic basis,” concluded Reslewic. “In addition, we expect to add between $8 million and $10 million of increased revenue during the remaining three quarters of our fiscal year as a direct result of adding Catalyst to our business.”

LeCroy will further provide information on its first-quarter fiscal 2007 results and will report on the status of the integration of Catalyst on the Company’s first fiscal quarter conference call scheduled for the week of October 23, 2006.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated financial statements.

We define non-GAAP earnings as net income reported under GAAP less charges for write-down of inventory and impairments of intangible assets, share-based compensation charges, the incremental cost of sales related to the fair value adjustment to any acquired inventory, business realignment charges, the charge for acquired in-process research and development, legal settlements and amortization of intangible assets acquired, all net of applicable income taxes. Non-GAAP earnings is not a substitute for GAAP net income.

Conference Call Information

LeCroy Corporation will conduct a conference call to discuss the acquisition tomorrow, October 3, 2006 at 8:30 a.m. (ET). Participating on the call will be LeCroy President and Chief Executive Officer Tom Reslewic and Chief Financial Officer Sean O’Connor. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (800) 289-0493 or (913) 981-5510 and referencing confirmation code 3144873. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to expectations regarding: the acquisition of Catalyst and its future financial contributions, including: whether the transaction is expected to be accretive to earnings on a non-GAAP basis in the first full quarter of combined operations; whether it will be immediately accretive to accelerate growth; whether it will permit LeCroy to capitalize on growing enterprise customer demand in the network storage space, permit LeCroy to penetrate certain markets, permit LeCroy to leverage its sales channel relationships and direct sales force and leverage its R&D capacities to enhance Catalyst’s technology; whether the business is highly complementary and will enable LeCroy to increase its offerings in certain markets, and will permit LeCroy to strengthen its position and build upon its entry into this market; whether it will enable LeCroy to significantly expand its footprint in both the computer and storage sides of the protocol analysis space while generating substantial savings in engineering and selling expense; and LeCroy’s preliminary first-quarter fiscal 2007 financial results and full fiscal year revenue expectations. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation: volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the Company’s ability to anticipate changes in the market; the availability and timing of funding for the Company’s current products; the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio; and unforeseen difficulties in integrating the Catalyst acquisition or delays in realizing the synergies for the acquisition. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC.

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